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                                                                    EXHIBIT 10

                    TEXAS EASTERN PRODUCTS PIPELINE COMPANY
                              AMENDED AND RESTATED
                   1997 EMPLOYEE INCENTIVE COMPENSATION PLAN


         Texas Eastern Products Pipeline Company ("TEPPCO") hereby establishes, effective as of January 1, 1997, the Texas Eastern Products Pipeline Company 1997 Employee Incentive Compensation Plan providing as follows:

I.       PURPOSE

         The Plan is intended to provide a method whereby eligible employees of TEPPCO may be motivated through personal financial gain linked to the performance of TEPPCO Partners, L.P. (the "Partnership"), to strive to further enhance the Partnership's financial performance.

II.      DEFINITIONS

         Unless the meaning is clearly different when used in context, these terms shall have the meanings set forth below. Wherever applicable, the masculine pronoun as used herein shall be deemed to mean the feminine, the feminine pronoun the masculine, the singular the plural and the plural the singular.

         A. "Attainable Earnings Level" shall mean the earnings level, expressed in terms of net income, that the Committee determines, for purposes of this Plan, that the Partnership might expect for its fiscal year coinciding with a particular Plan Year, assuming current business activity, expected new projects, and some growth or other improvement.

         B. "Award Amount" shall have the meaning set forth in Article V.B. of this Plan.

         C.      "Board" shall mean the Board of Directors of TEPPCO.
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         D.      "Eligible Employee" shall mean a person who is a regular,
full-time employee of TEPPCO and performs services on a full-time basis for TEPPCO and/or the Partnership, but who is not eligible to participate in the TEPPCO MICP and who is not a member of the Committee identified in Article III.

         E. "L.P. Unit" shall mean a single unit representing a limited partnership interest in TEPPCO Partners, L.P.

         F. "Incentive Unit" shall mean an award unit attributable to a specified earnings level as set forth in Article V, but shall not represent or be construed in any way as being a L.P. Unit.

         G. "Net Income" shall mean the Partnership's year end net income as set forth in the Partnership's publicly reported consolidated financial statements for the Partnership's fiscal year, except, that the Committee, in its sole discretion, may adjust net income to disregard any financial item that it determines to be inappropriate for Plan purposes and may utilize such adjusted net income as net income for all Plan purposes.

         H.      "PanEnergy" shall mean PanEnergy Corp. and its Subsidiaries.

         I. "Plan" shall mean the Texas Eastern Products Pipeline Company 1997 Employee Incentive Compensation Plan.

         J. "Plan Year" shall mean each 12-month period beginning on January 1 and ending on December 31, with the initial Plan Year beginning January 1, 1997.

         K. "Stretch Earnings Level" shall mean the earnings level, expressed in terms of net income, that the Committee determines,





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for purposes of the Plan, that the Partnership might expect for its fiscal year coinciding with a particular Plan year, assuming better than anticipated operating conditions, growth or other earnings improvement.

         L. "Subsidiary" shall mean any corporation in which PanEnergy directly or indirectly owns more than 50% of the issued and outstanding voting stock.

         M. "Sustainable Earnings Level" shall mean the earnings level, expressed in terms of net income, that the Committee determines, for purposes of this Plan, that the Partnership might expect for its fiscal year coinciding with a particular Plan Year, assuming continuation of base business and normal operating conditions.

         N. "TEPPCO MICP" shall mean the Texas Eastern Products Pipeline Company Management Incentive Compensation Plan.

III.     ADMINISTRATION AND INTERPRETATION

         A. The Plan shall be administered by a committee of the Board consisting of not less than three members appointed by the Board and serving at the Board's pleasure (the "Committee"). Each member of the Committee shall be a member of the Board and no Committee member shall be eligible to participate in the Plan. Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board.

         B. The Committee shall, in its discretion, have full authority to administer and interpret the Plan and to make all determinations under the Plan, and may prescribe, amend, and





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rescind rules and procedures and take such other action as it deems necessary or advisable for the administration of the Plan, except as otherwise expressly reserved to the Board in the Plan. Any interpretation, determination or other action made or taken by the Committee shall be final, binding and conclusive upon all parties.

         C. The Committee may authorize persons other than its members to carry out its duties, including the authority to approve an individual's becoming a Participant, subject to the limitations and guidelines set by the Committee. Subject to the provisions of the Plan, any person to whom such authority is delegated may continue to be a Participant provided that any non-ministerial determination with respect to such person's participation in the Plan shall be made directly by the Committee and independent of such delegation.

IV.      ELIGIBLE EMPLOYEES

         A. Each individual who is an Eligible Employee on January 1, 1997, shall become a Participant for the 1997 Plan Year.

         B. An individual who is an Eligible Employee on the first day of any subsequent Plan Year shall become a Participant for such Plan Year.

         C. Except as otherwise provided in Section A above, in the case of an individual who is an Eligible Employee during a Plan Year, but not on the first day of such Plan year, the individual shall become a Participant for such Plan Year only with the approval of the Committee or its authorized representative.





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V.       AWARDS

         A. During April of the 1997 Plan Year, and during January of each subsequent Plan Year, the Committee shall determine the sustainable Earnings Level, the Attainable Earnings Level and the Stretch Earnings Level, each with a corresponding number of Incentive Units, that shall apply to each Participant for such Plan Year, and shall cause such information to be communicated to such Participants. Following the end of a Plan Year and the public announcement of the Partnership's net income for the Partnership's fiscal year coinciding with the Plan Year, the Committee shall credit each Participant for the Plan Year who is an Eligible Employee as of the last day of such Plan Year with the appropriate number of Incentive Units, determined on the basis of which one, if any, of the Sustainable, Attainable or Stretch Earnings Levels has been achieved by such net income. For purposes of the preceding sentence, a Participant who ceases to be an Eligible Employee on account of death, disability or retirement under a retirement plan in which TEPPCO participates, nevertheless, shall be deemed to be an Eligible Employee as of the last day of such Plan Year.

         B. The Committee shall credit each Participant for a Plan Year with an Award Amount for the Plan Year equal to the dollar amount produced by multiplying the total number of Incentive Units credited to such participant for such Plan Year times the total quarterly cash distributions paid by the Partnership on one (1) L.P. Unit with respect to the Partnership's fiscal quarters covered by such Plan Year. It is intended that the resulting monetary





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amount will be substantially equivalent to the total distributions that would have been paid by the Partnership to the Participant had the Participant been the owner during the respective period of a number of L.P. Units equal to the number of Incentive Units credited to the Participant for the Plan Year. Notwithstanding the foregoing, in the case of a Participant who is not an Eligible Employee for any portion of a Partnership fiscal quarter covered by a Plan Year (other than on account of termination after TEPPCO employment by reason of death, disability or retirement under a retirement plan in which TEPPCO participates), such Participant shall not receive credit for any distributions paid by the Partnership with respect to such fiscal quarter.

         C. For the Plan Year 1997, the Committee, in its sole discretion, may add a premium to the Award Amount (as determined pursuant to the provisions of Article V.B. directly above) equal to not less than ten percent (10%) nor more than thirty percent (30%) of the 1997 Award Amount, provided attainment of the following goals for Plan Year 1997, is meet:

                 1.       Safety:  Achieve a total OSHA accident frequency of
                          1.10 or less;

                 2. Product Quality: Hold costs of correcting product quality incidents to $200,000 or less, and

                 3. Leaks, Spills and Releases: Reduce the number of leaks, spills and releases recorded in 1996 by 10 percent to 48 or fewer;

The term "Award Amount," as used hereafter, shall include any added





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premium amount.  The provisions of this Article V.C., shall apply only to Plan
Year 1997.

VI.      PAYMENT OF AWARDED AMOUNT

         A. A Participant's Award Amount for a Plan Year shall be paid in a cash lump sum, subject to withholding for taxes and other lawful purposes, as of February 15 following the close of the Plan Year (except that if February 15 is not a business day, the first succeeding business day).

         B. If a Participant dies before payment of an unforfeited Award Amount, such unpaid Award Amount shall be paid to the Participant's surviving spouse, or if no surviving spouse exists, to the Participant's estate or legal representative.

VII.     LIMITATIONS

         A. No Participant or any other person shall have any interest in TEPPCO, the Partnership, TE Products Pipeline Company, Limited Partnership, or PanEnergy, any fund or in any specific asset or assets of TEPPCO, the Partnership, TE Products Pipeline Company, Limited Partnership, or PanEnergy by reason of participation in the Plan. No Participant shall have the right to assign, pledge or otherwise dispose of or otherwise encumber any Plan benefit, nor shall such Participant's contingent interest in such benefit be subject to garnishment, attachment, transfer by operation of law, or any legal process.

         B. Participation in the Plan does not confer any right of continued TEPPCO employment or any right to receive any payment under the Plan.





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         C.      Any unpaid Award Amount credited to a Participant shall be forfeited in the following circumstances (unless the Committee, in its sole discretion, determines otherwise):

                 1. The Participant engages in willful, deliberate or gross misconduct during TEPPCO employment; or

                 2. If the Participant engages in activities competitive with, or activities otherwise to the detriment of, TEPPCO, the Partnership or PanEnergy, following termination of TEPPCO employment.

VIII.    NATURE OF PLAN

         The obligation to make cash payments under the Plan shall be a general, unsecured obligation of TEPPCO payable solely from the general assets of TEPPCO, and no Participant shall have any interest in any assets of TEPPCO by virtue of this Plan. Nothing in this Article VIII shall be construed to prevent TEPPCO from implementing or setting aside funds in a grantor trust subject to the claims of TEPPCO's creditors. The establishment and operation of the Plan or the setting aside of any funds shall not be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan, other than any grantor trust subject to the claims of TEPPCO's creditors, shall remain in TEPPCO and shall remain subject to the general creditors of TEPPCO, present and future.

IX.      AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

         The Board may at any time amend, suspend or terminate the Plan, in whole or in part, except that no amendment, suspension or





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termination shall reduce any Award Amount credited to a Participant prior to the date of such amendment, suspension or termination. The Texas Eastern Products Pipeline Company 1995 Employee Incentive Compensation Plan shall terminate as of the 1997 Plan Year, except for any awards to be made thereunder.

X.       SUCCESSORS AND ASSIGNS

         The provisions of the Plan shall be binding upon TEPPCO and its successors and assigns and upon the Participant, his or her surviving spouse, estate (including heirs, legatees, executors and administrators) or other legal representative.

XI.      GOVERNING LAW

         The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas applicable to transactions that take place entirely within the State of Texas, and, where applicable, the laws of the United States of America.

         IN WITNESS WHEREOF, the undersigned have executed this Plan this 14th day of July, 1997.

                              TEXAS EASTERN PRODUCTS PIPELINE COMPANY

ATTEST:

/s/ JAMES RUTH                By: /s/ W.L. THACKER
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